UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 22, 2015

Cliffs Natural Resources Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Public Square, Suite 3300 Cleveland, Ohio		44114-2315
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 694-5700
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On January 22, 2015, Cliffs Natural Resources Inc. (the “Company”) entered into Amendment No. 6 (the “Amendment”) to the Amended and Restated Multicurrency Credit Agreement, dated as of August 11, 2011, among the Company, the subsidiaries of the Company from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent. The Amendment, among other matters: (i) reduces the size of the existing facility on a pro-rata basis from $1.125 billion to $900 million and provides that on May 31, 2015 the existing facility will further reduce on a pro-rata basis to $750 million; (ii) permits certain subsidiaries and joint ventures of the Company related to the Company's Canadian operations (collectively, the “Canadian Entities”) to enter into a restructuring (the “Canadian Restructuring”); (iii) permits costs and expenses incurred in connection with the Canadian Restructuring in an amount not to exceed $75 million to be added back to the calculation of EBITDA; (iv) adds limitations with respect to investments in the Canadian Entities after the Canadian Restructuring; (v) adds limitations on the guaranty of indebtedness of a Canadian Entity by the Company or its subsidiaries (other than by another Canadian Entity); (vi) permits additional liens on the assets of the Canadian Entities; (vii) reduces the permitted amount of quarterly dividends on common shares of the Company to not more than $0.01 per share in any fiscal quarter; (viii) grants a security interest in as-extracted collateral of the Company and certain of its subsidiaries; and (ix) excludes certain indebtedness and obligations of the Canadian Entities from the representations, covenants and events of default.
The Lenders have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing, foreign exchange and other advisory services to, or engage in transactions with, the Company, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company or its subsidiaries or affiliates for such services.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cliffs Natural Resources Inc.

Date:	January 28, 2015	By:	/s/ James D. Graham
Name: James D. Graham
Title: Executive Vice President, Chief Legal Officer & Secretary